                                                                      EXHIBIT 99









                               WCG INVESTMENT PLAN



ONE WILLIAMS CENTER                                        TULSA, OKLAHOMA 74172


                             TELEPHONE: 918-573-2000




                              --------------------






                     PARTICIPATION IN THE INVESTMENT PLAN IS
                        OFFERED TO ELIGIBLE EMPLOYEES OF
                       WILLIAMS COMMUNICATIONS GROUP, INC.
             AND THOSE OF ITS SUBSIDIARIES AND AFFILIATED COMPANIES
                PARTICIPATING IN THE PLAN AS EMPLOYER COMPANIES.





                              --------------------




                               DATED APRIL 5, 2001

                                   PROSPECTUS

         This document constitutes a prospectus covering securities that have been registered under the Securities Act of 1933, as amended. A registration statement (with all amendments thereto, referred to as the "Registration Statement") with respect to the WCG Investment Plan (the "Plan") has been filed with the Securities and Exchange Commission under the Securities Act. For further information with respect to Williams Communications Group, Inc. ("WCG"), the Plan and the securities, which are issuable under the terms of the Plan, reference is made to the Registration Statement, including the exhibits thereto.

         WCG will provide without charge to each person who participates in the Plan, upon written or oral request of such person, a copy of the documents incorporated by reference in Item 3 of Part II of the Registration Statement (other than exhibits to such documents), which documents are incorporated by reference into this Section 10(a) prospectus under the Securities Act. In addition, WCG will also make available without charge copies of its annual report to stockholders for the latest fiscal year, latest prospectus filed pursuant to Rule 424(b) containing audited financial statements that are not incorporated by reference from another filing and all reports, proxy statements and other communications distributed to stockholders generally.

         Requests for these materials and any other information about the Plan should be directed to the corporate Employee Benefits Department, The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, (918) 573-2000.

                               -------------------



                                TABLE OF CONTENTS

                                                       PAGE                                                   PAGE
                                                       ----                                                   ----
General Information Regarding the Plan                    3       Withdrawals During Employment                  22
Eligibility and Participation                             4       Plan Loans                                     23
Contributions Under the Plan                              5       Payment of Benefits                            24
Accounts                                                  7       No Contract of Employment                      24
Investment of Contributions                               7       Nonassignability of Interests                  25
Description of Investment Funds                          12       Administration of the Plan                     25
Suspension of Contributions                              21       Federal Income Tax Effects                     25
Vesting of Contributions                                 21

                               WCG INVESTMENT PLAN



                     GENERAL INFORMATION REGARDING THE PLAN

         This Prospectus relates to interests in the WCG Investment Plan and to shares of the Williams Communications Group, Inc. ("WCG") Class A Common Stock, $0.01 par value, offered under the terms of the Plan. WCG maintains its principal executive offices at One Williams Center, Tulsa, Oklahoma 74172 (telephone (918) 573-2000). The term "Company," whenever used herein, unless the context requires otherwise, shall include WCG and each of its subsidiaries and affiliated companies which adopts the Plan.

         Purposes of the Plan. The purposes of the Plan are to encourage employee thrift by affording a systematic means of providing additional security for retirement, to provide an opportunity for employees to become stockholders of WCG and thus strengthen their direct interest in the Company's progress and success and to assist the Company in attracting and retaining capable personnel.

         BEFORE ELECTING TO PARTICIPATE IN THE PLAN, EMPLOYEES SHOULD UNDERSTAND THAT THE PLAN IMPOSES SUBSTANTIAL RESTRICTIONS ON THEIR ABILITY TO WITHDRAW OR OTHERWISE ACCESS THEIR CONTRIBUTIONS ONCE MADE TO THE PLAN. IN THIS RESPECT, THE PLAN IS NOT LIKE A CONVENTIONAL PASSBOOK SAVINGS ACCOUNT THAT PERMITS IMMEDIATE ACCESS TO SAVINGS. IN ADDITION, WITHDRAWALS FROM THE PLAN MAY SUBJECT PARTICIPANTS TO SUSPENSION FROM PARTICIPATION AS WELL AS FEDERAL INCOME TAX PENALTIES. SEE "WITHDRAWALS DURING EMPLOYMENT" AND "FEDERAL INCOME TAX EFFECTS" HEREIN.

         Modification and Termination. The Company expects the Plan to continue indefinitely, but reserves the right to change or discontinue the Plan as its relates to each employer company. The Plan may also be amended in certain respects by the Benefits Committee. The Trust Agreement provides that a change that affects the rights or duties of the Trustees may be made only with the consent of the Trustees.

         Although the Plan was established with the intention that it would continue indefinitely, circumstances not now foreseen, or beyond the Company's control, may make it either impossible or inadvisable to continue the Plan or may require the reduction, suspension or discontinuance of employer contributions to the Plan.

         Upon complete discontinuance of employer contributions to, or termination or partial termination of, the Plan, the rights of the participants affected thereby shall become fully vested and nonforfeitable.

         Employee Retirement Income Security Act of 1974. The Plan is a profit-sharing plan that is subject to the participation, vesting, fiduciary responsibility, reporting and disclosure and claims procedure requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). Because the Plan provides benefits based on the employee's individual accounts rather than a defined benefit based on compensation and years of service, the Plan is not subject to the minimum funding requirements of ERISA. Benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation, and these protective provisions are not otherwise provided under the Plan.

         The summary of the Plan set out herein is qualified in its entirety by reference to the Plan. This summary does not include information on certain additional restrictions that may be applicable to participation in the Plan by individuals considered "insiders" for purposes of Section 16 of the Securities Exchange Act of 1934.

                          ELIGIBILITY AND PARTICIPATION

         Most employees of the Company are eligible to become a participant in the Plan as soon as administratively feasible following such employee's employment date. However, you cannot participate in the Plan, if you are: (i) a nonresident alien; (ii) an employee covered by a collective bargaining agreement that does not require participation in the Plan; (iii) a person who has a written employment contract or other contract for services, unless such contract expressly provides that such person is an employee; (iv) a seasonal employee, a temporary employee, a term employee, or an employee not employed on a regularly scheduled basis; (v) a leased employee; (vi) a person who is paid through the payroll of a temporary agency or similar organization; (vii) a person who has a written contract with a participating company which states either that you are not an employee or that you are not entitled to receive employee benefits from a participating company for services under such contract; (viii) a person who is designated, compensated or otherwise treated as an independent contractor by a participating company; (ix) a person who is designated, compensated or otherwise treated as a cooperative education employee; or (x) a person excluded by the document of adoption of a participating company. The exclusions in the preceding sentence are applied without regard to whether the person is a common law employee. An employee's participation is voluntary.

         To become a participant in the Plan, an eligible employee must authorize the deduction of contributions, as specified below, from eligible compensation and agree to the terms of the Plan. Enrollment is accomplished through use of an interactive voice response system (IVR), the internet or other methods permitted by the Administrative Committee. To use the IVR or the internet, eligible employees will choose a personal identification number. Once this number is activated, a 1-877 number can be used to enroll in the Plan. An employee who elects not to participate in the Plan upon first becoming eligible, and a former participant who again becomes eligible to participate, may become a participant as of the first day of any pay period thereafter.

                          CONTRIBUTIONS UNDER THE PLAN

         Contributory Portion of the Plan. In order to participate in the contributory portion of the Plan, an eligible employee must elect to make contributions to the Plan. Contributions may be in the form of after-tax contributions, pre-tax contributions or a combination thereof, as hereinafter defined. Contributions are made in amounts equal to the percentage of a participant's compensation elected by the participant, subject to the limitations discussed below.

         After-tax contributions are comprised of amounts contributed to the Plan by payroll deduction from the participant's net compensation after applicable income taxes have been deducted, i.e., the amount contributed as an after-tax contribution is subject to income taxes in the year in which such contribution is made.

         Pre-tax contributions are comprised of amounts contributed to the Plan by payroll deduction from the participant's gross compensation before applicable income taxes have been deducted, i.e., the amount contributed as a pre-tax contribution is not subject to income taxes in the year in which such contribution is made.

         Compensation for purposes of the Plan means the first $170,000 (or such higher amount as may be permitted by the Internal Revenue Code of 1986 (the "Code")) of annual salary or wages paid to a participant while actively participating in the Plan, as adjusted from time to time, including overtime, commissions, sick pay, pre-tax contributions to the Plan, and salary reduction amounts contributed to a cafeteria or flexible benefit plan or qualified transportation plan established in accordance with Code Sections 125 and 132, and bonuses (unless specifically excluded under a bonus agreement), but excludes severance pay, housing pay, cost of living pay, relocation pay and other taxable fringe benefits and all other extraordinary forms of compensation determined by the Administrative Committee in its sole and absolute discretion.

         Contributions must be in whole percentages from 1 percent up to 18 percent (10 percent for highly compensated participants as defined by the Code) of a participant's compensation, subject to adjustment from time to time to comply with provisions of the Code. Contributions may be designated as after-tax or pre-tax contributions, or a combination thereof. A participant's pre-tax contributions may be in an amount from 1 percent of compensation to no more than the percentage of compensation established from time to time under the provisions of the Plan in order to comply with the Code. The current maximum level for pre-tax contributions is 18 percent (10 percent for highly compensated participants as defined by the Code). In addition, the pre-tax contribution of a participant in any year cannot exceed the maximum allowed by the Code ($10,500 for 2001), as adjusted from time to time by the Internal Revenue Service to reflect changes in the cost of living. However, if pre-tax contributions exceed the maximum allowed by the Code, all future pre-tax contributions for the remainder of the calendar year will be treated as after-tax contributions to the Plan.

         Subject to limitations on contributions that are required by the Code, the Company will make Company matching contributions in an amount equal to 100 percent of each participant's pre-tax and after-tax contributions for a payroll period, but not in excess of six percent of such participant's eligible plan compensation for such payroll period. In addition, the Company, in its sole discretion, may make supplemental contributions on behalf of participants to satisfy nondiscrimination tests of the Code. Employer contributions may be made in cash or in WCG's Common Stock.

         Contribution Elections and Administration. By calling the IVR or using the internet and following the applicable procedures, a participant may increase or decrease the amount such participant wishes to contribute to the Plan within the stated limitations. A change will become effective as soon as administratively possible following entering the change. An election to contribute at a specified level is deemed to be a continuing election until changed by the participant.

         All pre-tax, after-tax and Company matching contributions are delivered to the Trustee as soon as practicable but no later than the close of the month succeeding the month for which the contributions are made and are credited to the respective accounts of the participants.

         Forfeitures and Return of Contributions. Except for contributions made under a mistake of fact or for which a deduction under the Code is disallowed, all Company contributions generally are not recoverable by the Company, nor can such contributions, or income thereon, be used for, or diverted to, any purpose other than for the exclusive benefit of the participants and their beneficiaries under the Plan and the payment of certain expenses of administering the Plan. Forfeitures under the Plan that are not used to pay expenses of the Plan are applied to reduce employer contributions.

         Rollover Contributions. The Plan will accept qualified cash rollovers from qualified retirement plans of previous employers subject to the approval of the Plan Administrator. The Plan will also accept certain stock or loans in connection with a corporate transaction such as an acquisition or spin-off.

         Form of Contributions; Limitations. Both the Plan and certain federal laws set limits on the amount of contributions participants and the Company can make to the Plan. The Plan Administrator may reduce the total amount of contributions a participant may make under certain circumstances. In addition, the total amount of a participant's pre-tax contributions each year cannot be more than $10,500 for 2001 (or such higher amount as may be permitted under Internal Revenue Service regulations). Also, total additions to the accounts of a participant for any year cannot exceed the lesser of 25% of his total compensation for the year or $35,000 (or such higher amount as may be permitted under Internal Revenue Service regulations). "Total additions" include all contributions by a participant and a participant's share of employer contributions. Other limits also exist. If these limits are exceeded, the amount of contributions a participant or the Company can make may be less than is described above.

         Participant Statements. Individual statements of account are mailed to participants on a quarterly basis. These statements contain, among other things, information concerning contributions, earnings and appreciation, account balances and withdrawals from after-tax, pre-tax and employer contribution accounts. Using the IVR or internet, participants can access their account at any time to receive information regarding, among other things, account balances, how the account is invested, loans and loan balances.

         Reporting and Disclosure. The Trustees and the administrators of the Plan must comply with all applicable reporting and disclosure requirements of ERISA. Plan records that pertain solely to a particular participant are available for examination by such participant.

                                    ACCOUNTS

         Various accounts are maintained for each Participant to reflect the funds held on behalf of the Participant in the Plan.

         The Pre-tax Account contains a Participant's pre-tax contributions to the Plan.

         The After-tax Account contains a Participant's after-tax contributions to the Plan.

         The Employer Matching Contribution Account contains the matching contributions to the Plan.

         The Qualified Nonelective Employer Contribution ("QNEC") Account contains employer contributions, which are not based on matching contributions. These contributions are not normally made, but may be made to satisfy discrimination tests.

         The Rollover Contribution Account contains contributions from other qualified plans, which have been rolled into the Plan.

         Each month, such accounts are credited with contributions and the participant's proportionate share of any gains and earnings and are debited with the amount of any withdrawals and a proportionate share of any losses, expenses and other charges.

                           INVESTMENT OF CONTRIBUTIONS

         A participant may direct the investment of such participant's future contributions and employer contributions in any one or more of the investment funds ("Funds") listed below, provided the amount invested in each is in multiples of 1 percent.

         The following Funds are available:

         Fund 1: Fidelity Managed Income Portfolio II - a commingled pool of stable value assets seeking to preserve your investment principal while earning interest income by investing primarily in high quality investment products issued by leading life insurance companies, banks or other financial institutions.

         Fund 2: PIMCO Total Return Institutional Fund -- a diversified mutual fund seeking to achieve a high total return on bond investments that exceeds general bond market indexes by investing in all types of bonds, including U.S. government, corporate, mortgage, and foreign.

         Fund 3: Fidelity Puritan Fund - a diversified mutual fund seeking to obtain a high level of income, consistent with the preservation of capital. The fund invests in high-yielding domestic and foreign securities in a variety of companies and industries.

         Fund 4: Vanguard Institutional Index 500 Fund - a diversified mutual fund seeking to match the investment performance of the Standard & Poors 500 Composite Stock Price Index, an index emphasizing large-capitalization stocks.

         Fund 5: Fidelity Magellan Fund - a diversified mutual fund seeking long-term capital appreciation through investments in securities of domestic, foreign, and multinational issuers.

         Fund 6: Fidelity Contrafund - a diversified mutual fund seeking capital appreciation by investing in companies believed to be undervalued or out of favor.

         Fund 7: Putnam Voyager A - a diversified mutual fund investing in common stocks with greater than average potential for capital appreciation, without considering dividend and interest income.

         Fund 8: Vanguard Equity Income Fund - a diversified mutual fund seeking a relatively high level of current income while achieving long-term growth of income and capital by investing in stocks of U.S. companies with above-average dividend yields.

         Fund 9: T. Rowe Price Small Cap Stock Fund - a diversified mutual fund seeking to provide long-term capital growth by investing primarily in stocks of small companies.

         Fund 10: Fidelity Diversified International Fund - a diversified mutual fund seeking to provide capital growth by allocating investments across countries and regions considering the size of the market in each country and region relative to the size of the international market as a whole.

         Fund 11: The Williams Companies, Inc. Common Stock Fund - Common Stock of Williams.

         Fund 12:          Williams Communications Group, Inc. Common Stock Fund
                           - Class A Common Stock of WCG ("WCG Common Stock") which the Trustee may purchase in the open market or directly from WCG.

         Fund 13: Self-directed account allowing the participant to invest at such participant's discretion within certain limitations. The self-directed fund allows participants to direct the investment of their accounts over which they have investment discretion in any manner they choose, subject to certain limitations. The Plan does not permit investments in any vehicle that is not readily tradable, including limited partnerships, real estate, art, etc. In addition, the minimum amount that may be invested initially in this option is $2,500 and subsequent investments are subject to a $1,000 minimum amount. All transactions are required to be through a brokerage firm designated by the Plan Administrator.

         Fund A: Fidelity Freedom Income Fund - a commingled fund seeking a high total return by investing in a combination of Fidelity equity, fixed-income and money market funds using a moderate asset allocation strategy designed for investors expecting to retire in the near future.

         Fund B: Fidelity Freedom 2010 Fund - a commingled fund seeking a high total return by investing in a combination of Fidelity equity, fixed-income and money market funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2010.

         Fund C: Fidelity Freedom 2020 Fund - a commingled fund seeking a high total return by investing in a combination of Fidelity equity, fixed-income and money market funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2020.

         Fund D: Fidelity Freedom 2030 Fund - a commingled fund seeking a high total return by investing in a combination of Fidelity equity, fixed-income and money market funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2030.

         Fund E: Fidelity Freedom 2040 Fund - a commingled fund seeking a high total return by investing in a combination of Fidelity equity, fixed-income and money market funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2040.

         A participant may, under prescribed conditions, change existing investment directions daily. A participant may direct the conversion of past employee contributions, rollover contributions and employer contributions in any investment Fund or Funds to any other investment Fund or Funds with certain exceptions. Such allocation between Funds must be in whole percentages.

         If a former participant in The Williams Investment Plus Plan ("TWC Investment Plan") fails to direct the Trustee as to how future contributions to this Plan are to be invested, the Trustee will invest such contributions in accordance with the participant's elections under the TWC Investment Plan with the following adjustments:

         TWC Fund                                                      New Fund
         --------                                                      --------

1.       Morley Capital Stable Value                          1.       Fidelity Managed Income
                                                                       Portfolio II

2.       Invesco Total Return                                 2.       Fidelity Puritan Fund

3.       Templeton Growth I                                   3.       Fidelity Diversified International
                                                                       Fund

4.       TWC Common Stock                                     4.       Fidelity Managed Income
                                                                       Portfolio II

         Contributions are forwarded by the Company as soon as administratively possible after the end of each pay period to the Trustee pursuant to directions to invest in the various investment Funds provided under the Plan. Income generated from investments under a particular Fund is reinvested in the same Fund.

         A participant acquires an interest in a separate unsegregated fund in which such participant's accounts are invested. A participant does not, until all or part of such participant's interest in the Plan is distributed, acquire any direct ownership interest in the securities held in any Fund. Thus, securities purchased under the Plan are held in the name of the Trustee. Voting rights are exercised by the Trustee in accordance with instructions given by the participant with regard to WCG Common Stock held in Fund 12 and Williams' Common Stock held in Fund 11.

         A participant pays no fees with respect to the purchase, exchange or redemption of shares in Funds 1, 2, 3, 4, 5, 6, 8, 9, A, B, C, D, and E and the fund manager has waived such fees for Fund 7. Fund 10 carries a short-term trading fee, which is charged to discourage short-term buying and selling of fund shares. If you sell your shares after holding them for less than 30 days, the fund will deduct a short-term trading fee equal to 1% of the value of your transaction. Transaction fees, such as brokerage commissions, associated with activity in Funds 11, 12 and 13 will be charged to the individual accounts of the participants generating such activity. Management fees and expenses associated with participation in the mutual funds or investment companies are charged directly against the respective Funds and are reflected in the following performance information. The fee charged to participants who utilize the brokerage link Fund 13 option is $25 per calendar quarter.

         Neither the Company, the Trustee nor the fund managers guarantee the contributions made to the various Funds from loss or decline in value. Furthermore, the Fund managers cannot guarantee that their objectives with respect to the respective Funds can be met. The Company generally does not retain any beneficial or reversionary interest in any contributions to the Plan or in any of the assets, proceeds, earnings or increments thereof, and all Company obligations, except for supplying certain information to the Trustee, cease upon the payment of contributions to the Trustees.

         A summary of quarterly performance information for all Funds is mailed with the quarterly statements of account to each participant's address on file with the Plan Administrator. Prior to or upon an election to invest in Funds 1 through 10 and Funds A through E, participants will be mailed a prospectus pertaining to each Fund in which contributions are invested. Participants contemplating such investments can obtain a copy of such prospectuses from Fidelity by contacting the 1-877 number or requesting via the IVR/internet. It is recommended that each participant with an investment in such Funds or who contemplates making such an investment, review the prospectuses for the respective Funds. Each participant will receive annually a copy of WCG's Annual Report to Stockholders.

                         DESCRIPTION OF INVESTMENT FUNDS

         The general Fund description and historical performance information set forth in the following section, with the exception of Fund 11 and Fund 12, has been extracted from prospectuses or from advertised yields and total returns published by the respective Funds and are qualified in their entirety by reference to such sources. There can be no assurances that any of the Funds' respective investment objectives will be achieved. Furthermore, a specific Fund's objective may be changed without participant approval.

         It should be emphasized that historical performance may not be indicative of future performance. Investment returns and principal will fluctuate. Also, since the historical performance information is provided by the different funds and are unrelated to each other, the formatting for such information is different. Such differences should be taken into consideration in making comparisons of investment performance.

FUND 1: FIDELITY MANAGED INCOME PORTFOLIO II -

        The Fidelity Managed Income Portfolio II is a commingled pool of the Fidelity Group Trust for Employee Benefit Plans and is managed by Fidelity Management Trust Company (FMTC). The Fund invests primarily in investment contracts issued by insurance companies and other approved financial institutions, and in certain types of fixed income securities. The investment objective of the Fund is to preserve your investment principal while earning interest income. The fund may invest in, (i) investment contracts issued by insurance companies (GICs), banks (BICs), and corporations (CICs); (ii) alternative investment contracts; (iii) debt obligations of the U.S. government and its agencies; (iv) debt obligations of U.S. corporations; (v) debt obligations of foreign governments and corporations; (vi) actively managed fixed income portfolios; (vii) asset-backed securities, collateralized mortgage obligations and other loan obligations; and
         (viii) money market instruments.

              Average Annualized Returns for Periods Ending 02/28/01

                    1 year           3 year            5 year
                    ------           ------            ------
                    6.21%            6.06%             6.15%

FUND 2:  PIMCO TOTAL RETURN FUND - INSTITUTIONAL SHARES -

         Based on information contained in the fund prospectus, dated September 29, 2000, the PIMCO Total Return Fund seeks to achieve its investment objective by investing under normal circumstances at least 65% of its assets in a diversified portfolio of fixed income instruments of varying maturities. The average portfolio duration of this Fund normally varies within a three- to six-year time frame based on PIMCO's forecast for interest rates. The Fund invests primarily in investment grade debt securities, but may invest up to 10% of its assets in high yield securities rated B or higher by Moody's or S&P or, if unrated, determined by PIMCO to be of comparable quality. The Fund may invest up to 20% of its assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The Fund will normally hedge at least 75% of its exposure to foreign currency to reduce the risk of loss due to fluctuations in currency exchange rates.

         The Fund may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Fund may lend its portfolio securities to brokers, dealers and other financial institutions to earn income. The Fund may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The "total return" sought by the Fund consists of income earned on the Fund's investments, plus capital appreciation, if any, which generally arises from decreases in interest rates or improving credit fundamentals for a particular sector or security.

               Average Annualized Returns for Periods Ending 02/28/01

                      1 year           3 year            5 year
                      ------           ------            ------
                      14.01%            7.47%             8.07%

FUND 3: FIDELITY PURITAN FUND -

         Based on information contained in the fund prospectus, dated September 28, 2000, the Fidelity Puritan Fund is a diversified fund of Fidelity Puritan Trust, an open-end management investment company ("Fund"). The Fund is managed by Fidelity Management & Research (FMR). The Fund seeks an income and capital growth consistent with reasonable risk by investing in a balance between stocks and bonds. It will invest approximately 60% of the fund's assets in stocks and other equity securities and the remainder in bonds and other debt securities, including lower-quality debt securities. FMR may vary from this target if it believes stocks or bonds offer more favorable opportunities, but will always invest at least 25% of the fund's total assets in fixed-income senior securities (including debt securities and preferred stocks). The Fund has the flexibility to pursue its objective through any type of domestic and foreign securities. FMR varies the proportions invested in each type of security based on its interpretation of economic conditions and underlying security values. With respect to the fund's equity investments, FMR's emphasis on above average income-producing equity securities tends to lead to investments in stocks that have more "value" characteristics than "growth" characteristics. However FMR is not constrained by any particular investment style. FMR may use various investment techniques to hedge a portion of the Fund's risks due to exposure to security prices, interest rates, currency exchange rates, commodity prices, or other factors that affect securities values. These techniques may involve derivative transactions, such as buying and selling options and futures contracts, entering into currency exchange contracts or swap agreements, purchasing indexed securities, and selling securities short.


             Average Annualized Returns for Periods Ending 02/28/01

                   1 year           3 year            5 year
                   ------           ------            ------
                   13.21%            7.07%            12.03%

FUND 4: VANGUARD INSTITUTIONAL INDEX 500 FUND -

         Based on information contained in the fund prospectus, dated April 21, 2000, the Vanguard Index Trust - 500 Portfolio ("Portfolio") is one of six portfolios in the Vanguard Index Trust, an open-end diversified investment company designed as an "index" fund. The Portfolio is not managed according to traditional methods of "active" investment management, which involve the buying and selling of securities based upon economic, financial and market analysis and investment judgment. Instead, the Portfolio utilizes a "passive" or "indexing" investment approach, which attempts to duplicate the investment performance of the S&P 500 Index by investing in all 500 stocks in approximately the same proportions as they are represented in the Index. The S&P 500 Index is an unmanaged and widely accepted benchmark of the stock market's performance, and represents approximately 75% of the total market value of all U.S. common stocks. Although the Portfolio is substantially fully invested in common stocks, investment in fixed income securities can be made temporarily for uncommitted cash balances or to maintain liquidity to meet shareholder redemption. The Portfolio can utilize stock futures contracts, options, warrants, convertible securities and swap agreements to a limited extent.

             Average Annualized Returns for Periods Ending 02/28/01

                   1 year           3 year            5 year
                   ------           ------            ------
                   (8.05)%           7.24%             16.02%

FUND 5: FIDELITY MAGELLAN FUND -

         Based on information contained in the fund prospectus, dated May 22, 2000, the Fidelity Magellan Fund is an open-end management investment company ("Fund"). The Fund seeks capital appreciation by investing in securities of domestic, foreign and multinational issuers. The Fund is managed by Fidelity Management & Research (FMR). The Fund normally invests primarily in common stocks and securities convertible into common stock. The Fund may invest a portion of its assets in debt securities of all types, qualities, and maturities issued by domestic and foreign companies. No more than 40% of the fund's assets may be invested in companies operating exclusively in any one foreign country. No emphasis is placed on dividend income except when FMR believes this income will positively affect the price of the security. In selecting domestic securities, FMR considers corporations of all sizes, industries, and geographical markets. In selecting foreign securities, FMR will favor larger, well-known companies, but will also consider smaller firms. Investments in foreign securities may involve risks in addition to those of U.S. investments, including political and economic risk, as well as exposure to currency fluctuation. FMR may use various investment techniques to hedge a portion of the Fund's risks due to exposure to security prices, interest rates, currency exchange rates, commodity prices, or other factors that affect security values. These techniques may involve derivative transactions, such as buying and selling options and futures contracts, entering into currency exchange contracts or swap agreements, purchasing indexed securities, and selling securities short.

              Average Annualized Returns for Periods Ending 02/28/01

                   1 year           3 year            5 year
                   ------           ------            ------
                   (11.71)%           8.97%            14.57%

FUND 6: FIDELITY CONTRAFUND -

         Based on information contained in the fund prospectus, dated February 28, 2001, the Fidelity Contrafund is an open-end management investment company ("Fund"). The Fund is managed by Fidelity Management & Research (FMR). The Fund seeks capital appreciation by investing mainly in equity securities of companies that FMR believes to be undervalued due to an overly pessimistic appraisal by the market. The Fund usually invests primarily in common stock and securities convertible into common stock, but has the flexibility to invest in any type of security that may produce capital appreciation. The Fund's strategy is to invest in small to medium-sized companies, which are generally considered to carry more risk than larger companies. FMR looks for companies with the following characteristics: 1) unpopular, but with improving fundamentals, such as a change in management, a new product line, or an improved balance sheet, 2) temporarily out of favor due to a short-term or one-time event, 3) undervalued compared to other companies in the same industry. If FMR believes that market conditions warrant a more conservative approach, investments may be made in investment-grade fixed-income obligations of all types and U.S. government obligations. FMR may use various investment techniques to hedge a portion of the Fund's risks due to exposure to security prices, interest rates, currency exchange rates, commodity prices, or other factors that affect security values. These techniques may involve derivative transactions, such as buying and selling options and futures contracts, entering into currency exchange contracts or swap agreements, purchasing indexed securities, and selling securities short.

              Average Annualized Returns for Periods Ending 02/28/01

                    1 year           3 year            5 year
                    ------           ------            ------
                    (15.5)%           9.53%             15.4%

FUND 7: PUTNAM VOYAGER FUND -

         Based on information contained in the fund prospectus, dated November 30, 2000, the Putnam Voyager Fund is an open-end management investment company ("Fund"). The Putnam Voyager Fund invests primarily in common stocks of companies which Putnam Investment Management, Inc., the Fund's investment manager, believes have potential for capital appreciation which is significantly greater than that of the market averages. The Fund does not choose investments for dividend and interest income. The Fund generally invests a significant portion of its assets in the securities of smaller and newer issuers. Such companies may present greater growth opportunities for capital appreciation because of high potential earnings growth, but may also involve greater risk. The Fund will also invest a portion of its assets in larger companies where opportunities for above-average capital appreciation appear favorable. At times Putnam Management may increase the portion of its assets invested in convertible bonds, convertible preferred stocks, warrants, preferred stocks and debt securities if Putnam Management believes they would help achieve the Fund's objective. The Fund may also hold a portion of its assets in cash or money market instruments. The Fund may invest up to 20% of its assets in foreign securities. The Fund may buy and sell stock index futures contracts and may buy options on index futures and on stock indices for hedging purposes.

              Average Annualized Returns for Periods Ending 02/28/01

                    1 year           3 year            5 year
                    ------           ------            ------
                    (31.92)%          9.60%             14.16%

FUND 8: VANGUARD EQUITY INCOME FUND -

         Based on information contained in the fund prospectus, dated January 21, 2000, the Vanguard Equity Income Fund is an open-end management investment company ("Fund") whose objective is to provide a relatively high level of current income while achieving long-term growth of income and capital. The Fund is managed by four investment advisers, each of which independently chooses and maintains a portfolio of common stocks for the Fund investing primarily in common stocks of U.S. companies with above-average dividend yields. Generally, each stock is purchased when it is undervalued relative to the Stock's individual history and to the market. Often, at the time of purchase, the stocks are out of favor with the investment community. These stocks are expected to produce a relatively high and stable level of income and to have the potential for long-term capital appreciation. The Fund may also invest to a limited extent in securities that are convertible to common stocks.

         Generally, 61% of the Fund's assets are invested in stocks of large, well-established dividend-paying U.S. traded companies, 18% invested in stocks of companies with a strong proprietary product or service; a low share price in relation to cash flow or asset values; a new product or development or some other unique situation that offers attractive prospects for long-term returns and limited risk, 16% in stocks that offer above-average dividend yields, below-average valuations and the potential for dividend increases in the future and 5% in cash reserves, or index futures so that the cash reserve portion of the Fund's portfolio may achieve performance similar to that of common stocks.

              Average Annualized Returns for Periods Ending 02/28/01

                   1 year           3 year            5 year
                   ------           ------            ------
                   25.94%            7.37%             14.46%

FUND 9: T. ROWE PRICE SMALL CAP STOCK FUND -

         Based on information contained in the fund prospectus, dated May 1, 2000, the T. Rowe Price Small Cap Stock Fund is an open-end management investment company ("Fund"). The T. Rowe Price Small Cap Stock Fund seeks to provide long-term capital growth by investing primarily in stocks of small companies. The Fund will invest at least 65% of total assets in stocks of small companies. A small company is defined as having a market capitalization that falls within the range of companies in the Russell 2000 Index, a widely used benchmark for small-cap stock performance. Stocks may also be selected based upon certain growth or value considerations. While most assets will be invested in U.S. common stocks, other securities may also be purchased, including foreign stocks, futures and options, in keeping with the fund objectives.

              Average Annualized Returns for Periods Ending 02/28/01

                   1 year           3 year            5 year
                   ------           ------            ------
                    1.5%             5.84%             13.3%

FUND 10: FIDELITY DIVERSIFIED INTERNATIONAL FUND -

         Based on information contained in the fund prospectus, dated December 29, 2000, the Fidelity Diversified International Fund is an open-end management investment company ("Fund"). The Fund is managed by Fidelity Management & Research (FMR). The Fund seeks to provide capital growth by investing at least 65% of its assets in foreign securities, normally investing in common stocks. Foreign investments are allocated across countries and regions considering the size of the market in each country and region relative to the size of the international market as a whole. The Fund may also lend the fund's securities to broker-dealers or other institutions to earn income for the fund.

              Average Annualized Returns for Periods Ending 02/28/01

                   1 year           3 year            5 year
                   ------           ------            ------
                   (14.14)%         11.12%             14.5%

FUND 11: THE WILLIAMS COMPANIES COMMON STOCK -

        The daily closing price ranges of Williams' Common Stock as reported as New York Stock Exchange composite transactions (adjusted for stock splits) for the periods indicated were as follows:

         Period                                                  High                Low
         ------                                              --------------      -------------
         1996.............................................      $19.17              $14.25
         1997.............................................      $28.50              $18.18
         1998.............................................      $36.81              $23.00
         1999.............................................      $53.13              $28.06
         2000.............................................      $48.69              $30.31

FUND 12: WILLIAMS COMMUNICATIONS GROUP COMMON STOCK FUND -

         The daily closing price ranges of Williams Communications Group's Class A Common Stock as reported as New York Stock Exchange composite transactions for the periods indicated were as follows:

         Period                                                    High                Low
         ------                                               --------------      -------------
         1999.............................................      $33.63              $23.00
         2000.............................................      $59.00              $10.88

FUND A:  FIDELITY FREEDOM INCOME FUND -

         Based on information contained in the fund prospectus, dated September 4, 2000, the Fidelity Freedom Income Fund is an open-end management investment company ("Fund"). The Fund is managed by Fidelity Management & Research (FMR). The Fund seeks high current income and, as a secondary objective, capital appreciation by investing in a combination of Fidelity equity, fixed-income and money market funds using a moderate asset allocation strategy designed for investors already in retirement. This moderate strategy resulted in underlying asset allocations as of March 31, 2000 as 20% domestic equity funds, 40% investment-grade fixed-income funds, and 40% money market funds.

              Average Annualized Returns for Periods Ending 02/28/01

                   1 year           3 year            Life to Date
                   ------           ------            ------------
                   4.6%              7.14%                8.42%

Life is as of inception date 10/17/1996.

FUND B:  FIDELITY FREEDOM 2010 FUND -

         Based on information contained in the fund prospectus, dated September 4, 2000, the Fidelity Freedom Income Fund is an open-end management investment company ("Fund"). The Fund is managed by Fidelity Management & Research (FMR). The Fund seeks high current income and, as a secondary objective, capital appreciation by investing in a combination of Fidelity equity, fixed-income and money market funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2010 that becomes increasingly conservative until it reaches 20% in domestic equities, 40% in investment-grade fixed-income funds and 40% in money market. This moderate strategy resulted in underlying asset allocations as of March 31, 2000 as 47% domestic equity funds, international equity funds 7%, 34% investment-grade fixed-income funds, high yield fixed-income funds 6% and 6% money market funds.

              Average Annualized Returns for Periods Ending 02/28/01

                   1 year           3 year            Life to Date
                   ------           ------            ------------
                   (3.99)%           9.3%                13.01%

Life is as of inception date 10/17/1996.

FUND C:  FIDELITY FREEDOM 2020 FUND -

         Based on information contained in the fund prospectus, dated September 4, 2000, the Fidelity Freedom Income Fund is an open-end management investment company ("Fund"). The Fund is managed by Fidelity Management & Research (FMR). The Fund seeks high total return by investing in a combination of Fidelity equity, fixed-income and money market funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2020 that becomes increasingly conservative until it reaches 20% in domestic equities, 40% in investment-grade fixed-income funds and 40% in money market. This moderate strategy resulted in underlying asset allocations as of March 31, 2000 as 63% domestic equity funds, international equity funds 11%, 18% investment-grade fixed-income funds, high yield fixed-income funds 8% and 0% money market funds.

              Average Annualized Returns for Periods Ending 02/28/01

                   1 year           3 year            Life to Date
                   ------           ------            ------------
                   (9.49)%           9.46%                13.88%

Life is as of inception date 10/17/1996.

FUND D:  FIDELITY FREEDOM 2030 FUND -

         Based on information contained in the fund prospectus, dated September 4, 2000, the Fidelity Freedom Income Fund is an open-end management investment company ("Fund"). The Fund is managed by Fidelity Management & Research (FMR). The Fund seeks high total return by investing in a combination of Fidelity equity, fixed-income and money market funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2030 that becomes increasingly conservative until it reaches 20% in domestic equities, 40% in investment-grade fixed-income funds and 40% in money market. This moderate strategy resulted in underlying asset allocations as of March 31, 2000 as 70% domestic equity funds, international equity funds 13%, 8% investment-grade fixed-income funds, high yield fixed-income funds 9% and 0% money market funds.

              Average Annualized Returns for Periods Ending 02/28/01

                   1 year           3 year            Life to Date
                   ------           ------            ------------
                   (12.5)%           9.17%                13.8%

Life is as of inception date 10/17/1996.

FUND E:  FIDELITY FREEDOM 2040 FUND -

         Based on information contained in the fund prospectus, dated September 4, 2000, the Fidelity Freedom Income Fund is an open-end management investment company ("Fund"). The Fund is managed by Fidelity Management & Research (FMR). The Fund seeks high total return by investing in a combination of Fidelity equity, fixed-income and money market funds using a moderate asset allocation strategy designed for investors expecting to retire around the year 2040 that becomes increasingly conservative until it reaches 20% in domestic equities, 40% in investment-grade fixed-income funds and 40% in money market. This moderate strategy resulted in underlying asset allocations as of March 31, 2000 as 75% domestic equity funds, international equity funds 15%, 0% investment-grade fixed-income funds, high yield fixed-income funds 10% and 0% money market funds.

              Average Annualized Returns for Periods Ending 02/28/01

                  YTD              3 year            Life to Date
                  ---              ------            ------------
                 (6.4)%             N/A                  N/A

Life is as of inception date 09/06/2000.

                           SUSPENSION OF CONTRIBUTIONS

         As of the first day of any pay period, a participant may suspend making contributions by calling the IVR or using the internet and following the instructions given. Such participant may later elect to resume making contributions as of the first day of any pay period by re-enrolling. During any period in which participant contributions are suspended, employer-matching contributions as to such participant are also suspended. Suspended contributions may not be made up.

                            VESTING OF CONTRIBUTIONS

         All after-tax, pre-tax and rollover contributions are immediately 100 percent vested. In addition, a participant is fully vested in all Company contributions.

                          WITHDRAWALS DURING EMPLOYMENT

         A participant may withdraw certain amounts from Plan accounts prior to such participant's retirement or termination of employment only as described in this section. An eligible participant may request a withdrawal in cash, or in WCG Common Stock or in Williams' Common Stock with respect to Funds 11 and 12. All withdrawals shall be processed as soon as practicable after a participant's accounts have been valued. The amounts available for withdrawal may be subject to limitations in the case of a participant who has an outstanding loan under the Plan. Before requesting a withdrawal from the Plan, a participant should review the section of this Descriptive Memorandum entitled "Federal Income Tax Effects" and understand the tax implications of a withdrawal.

Partial  Withdrawals

         A "Partial Withdrawal" request may be made by a Participant at any time after participation has commenced for up to the balance, if any, in the Participant's Rollover Contribution Account. Participant's accounts will be charged a $20 check fee.

Up to two Partial Withdrawals may be made per calendar year.

In-Service Withdrawals

         An "In-Service Withdrawal" request may be made by a Participant, but such a withdrawal is limited to an amount that does not exceed the sum of such participant's (i) After-tax Account; and (ii) Pre-tax Account, provided such Participant is at least age fifty-nine and one-half (59 1/2).

         Only one such withdrawal may be made every 12 months and be a minimum of $500. Upon receiving such a withdrawal, a participant is suspended from participation in the Plan for three months and participant's accounts will be charged a $20 check fee.

Post-retirement Withdrawals

         A "Post-retirement Withdrawal" request may be made by a retired participant (as defined by the Plan) prior to receiving a distribution on account of retirement. Such withdrawal may be for an amount not to exceed the sum of such participant's following accounts:

         (i)      his Employer Contribution Account;

         (ii)     his After-tax Account;

         (iii)    his Rollover Account; and

         (iv)     his Pre-tax Account.

A Post-retirement Withdrawal must be at least $500 and only one such withdrawal may be made in any 12-month period.

Hardship Withdrawals

         Withdrawals from a participant's Pre-tax Account (not including) earnings may be made under special circumstances notwithstanding the limitations discussed above. Such withdrawals are allowed only when a participant has suffered a disability or has withdrawn all other amounts available to be withdrawn under the Plan and has suffered a financial hardship. Generally speaking, financial hardship is defined by the Plan to be situations where funds are required for: (i) purchase of a principal dwelling; (ii) higher education;
(iii) illness; or (iv) preventing eviction from or foreclosure on a principal residence. Amounts withdrawable are limited to, among other things, amounts required to meet the hardship. Such withdrawal requests must be accompanied by financial data or written documentation that the hardship exists as well as a signed statement that the participant has no other available resources to reasonably satisfy the immediate financial need. Upon making a hardship withdrawal, a participant is suspended from participation in the Plan for six months.

                                   PLAN LOANS

         Upon application of an eligible participant, the Trustee is authorized by the Plan to make a loan to the participant. Such loan may be in amounts not to exceed the lesser of $50,000 (less the highest outstanding loan balance within the past 12 months), or 50 percent of the participant's account balances. Loans will not be made for amounts less than $1,000.

         A participant may have one loan outstanding. However, if a Participant rolls over more than one loan from a qualified plan, such Participant shall be permitted to have more than one loan until the loans rolled over are repaid. In addition, no loan will be made during the thirty days following full repayment.

         Each loan must: (i) provide for a repayment term not in excess of five years; (ii) bear interest at a rate equal to the prime rate of interest published by the Wall Street Journal (plus 1 percent) or such other rate as may be specified under the Plan; (iii) provide for repayment by payroll withholding;
(iv) be secured by a participant's accounts and such other collateral as may be required under the Plan; and (v) be evidenced by a collateral promissory note. Additional rules and guidelines may be established from time to time to govern Plan loans.

                               PAYMENT OF BENEFITS

         Upon the retirement of a participant or upon the termination of a participant's employment due to disability (as defined by the Plan) or death, the value of such participant's accounts usually will be distributed in the form of a lump sum payment. A participant has the right to elect, or after the participant's death, a beneficiary has such right, to defer any lump sum distribution made on account of the participant's death and exceeding $5,000 in value to a valuation date not more than 5 years after such death.

         Payment of benefits will be made or begin as soon as practicable after the end of the month employment is terminated. However, if the total amount distributable exceeds $5,000 and the participant is not 70 years of age or deceased, the distribution will not be made without the participant's consent.

         A participant whose employment with the Company is terminated for reasons other than retirement, disability or death is entitled to receive the value of such participant's after-tax and pre-tax accounts, as well as the employer contribution account in the form of a lump sum payment. The payment will be made as soon as practicable after the end of the month in which employment is terminated. However, if the total amount distributable exceeds $5,000 and the participant has not attained age 70, the distribution will not be made without the participant's consent. In addition, such participant will be required to pay all administrative, trustee, recordkeeping and other fees associated with maintenance of such participant's account until distributed.

         Payments made under any of the foregoing provisions from accounts against which loans under the Plan are outstanding will be offset by the amount of unpaid principal and interest due on the loans before any such distribution is made. See "Federal Income Tax Effects" herein for information on the tax consequences of any benefits paid under the foregoing provisions of the Plan.

         WCG's Common Stock distributed under the terms of the Plan to a participant who is not an "affiliate" of WCG as defined by the securities laws, generally may be resold without registration or other restriction under the Securities Act. However, shares distributed to a participant who is an "affiliate" may only be resold: (i) pursuant to an effective registration statement; (ii) pursuant to Rule 144; or (iii) pursuant to an appropriate exemption from the registration requirements of the Securities Act. An "affiliate" under the Act is defined as "a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with" WCG.

                            NO CONTRACT OF EMPLOYMENT

         The Plan shall not be deemed to constitute a contract between the Company and any participant, or to be a consideration for or an inducement or condition of, employment. Moreover, participation in the Plan shall not give any participant the right to remain in the employ of the Company or to interfere with the right of the Company to discharge any participant at any time.

                          NONASSIGNABILITY OF INTERESTS

         The Plan provides that the right of any participant, or such participant's beneficiary, to any payment under the Plan shall not be anticipated, conveyed, alienated, mortgaged or encumbered, either by voluntary or involuntary action, or by operation of law, nor shall any right or interest be in any manner subject to levy, attachment, execution, garnishment or any other seizure under legal, equitable or other process except as permitted by the terms of the Plan or pursuant to a qualified domestic relations order.

                           ADMINISTRATION OF THE PLAN

         The Plan is administered by a Benefits Committee appointed by the Board of Directors of WCG. The Benefits Committee has established an Administrative Committee to administer day-to-day operations of the Plan. The Administrative Committee serves as the Plan Administrator. Members of the Benefits Committee and the Administrative Committee are full-time employees of the Company. Neither the Benefits Committee nor the Administrative Committee may have custody of any of the assets of the Plan or purchase, sell or redeem securities on behalf of the Plan. No member of the Benefits Committee or the Administrative Committee receives any compensation from the Plan, and members of either Committee may be removed at any time.

         Fidelity Management Trust Company is Trustee under the Plan. The Company may prescribe administrative functions for the Trustee. The functions of the Trustee, as set forth in the Trust Agreement, are: (i) to receive the funds consisting of participant and employer contributions; (ii) to acquire and sell the securities provided for under the various investment Funds; and (iii) to administer and account for the funds so received in accordance with the terms of the Plan and the Trust Agreement. The expenses of administering the Plan will be paid by the Company unless the Plan Administrator directs that the expenses be paid from the Trust.

         Participants may obtain additional information about the Plan and its administrators by writing or calling the Company at One Williams Center, Tulsa, Oklahoma 74172, (918) 573-2000.

                           FEDERAL INCOME TAX EFFECTS

         The Company intends to request that the Internal Revenue Service issue a determination letter indicating that the Plan qualifies, as to form, under
Section 401 (a) of the Code, as amended by ERISA, and that the accompanying trust is exempt from tax under Section 501 (a) of the Code. Such a letter constitutes an Internal Revenue Service determination that, generally, until the Trustee shall distribute or make available some or all of a participant's account, a participant will not be subject to federal income taxes on employer contributions, pre-tax contributions or on any income that shall accrue to such participant's account.

         The general summary of applicable federal income tax laws set forth below is provided solely for the general information of participants. It is neither intended nor offered as a complete summary or as a legal interpretation. The Company believes the following summary explains the federal income tax treatment of the normal operation of the Plan on the date of this Descriptive Memorandum. This treatment, including the rules applicable to contributions to and distributions from the Plan, is subject to change.

  General

         a. Contributions - Pre-tax and Employer. A participant's pre-tax contributions and employer contributions and rollover contributions made to the Plan are not subject to federal income tax when contributed to the Plan. Federal income taxes on these contributions are generally deferred until the participant or the participant's beneficiary receives a distribution from the Plan.

         A participant's total pre-tax contributions to the Plan (and to any other salary deferral plan) for any calendar year are limited. In the event this limitation is exceeded, any excess and any earnings attributable thereto will be subject to federal income tax.

         b. Nondiscrimination Limitations and Adjustments. Additional limitations apply to the pre-tax contributions and the aggregate of annual employer contributions and annual after-tax contributions made to the Plan for and by "highly compensated" participants for each year. Complex tests are applied each year to assure that the pre-tax contribution percentages and the aggregate percentage of the annual employer contributions and annual after-tax contributions of the group of highly compensated participants compared to such contribution percentages of all other participants is within the limitations set forth in Sections 401 (k) and 401 (m) of the Code. If these limitations are exceeded, the applicable contribution percentage of each highly compensated participant is subject to reduction, beginning with the highest dollar amount, in order to meet the appropriate test. The amount of any such reduction of pre-tax and employer contributions and earnings attributable thereto will be subject to federal income tax and generally will be distributed to the highly compensated participant prior to March 16 of the year following the year for which such reduction is required, pursuant to the terms of the Plan. The amount of any such reduction of after-tax contributions and any earnings attributable thereto will likewise be distributed to the highly-compensated participant; however, only the earnings attributable thereto will be subject to federal income tax.

         c. Plan Account Earnings. Earnings on a participant's accounts in the Plan will not be subject to federal income tax until distributed from the Plan.

  Taxation of Distributions

         a. Lump Sum Distributions. In general, amounts distributed from the Plan to a participant or to such participant's beneficiary, other than as a "lump sum distribution" described below, are treated as a taxable distribution, in accordance with the provisions of Section 72 of the Code and regulations to be prescribed by the Secretary of the Treasury. Subject to a grandfather rule which permits all after-tax contributions prior to 1987 to be distributed first as a tax-free return of contributions, amounts distributed from a participant's after-tax account are treated as being, in part, a tax-free return of after-tax contributions and, in part, as a taxable distribution. In general, the portion of each distribution from a participant's after-tax contributions account which is not taxable is determined by the ratio, at the time of distribution, of the participant's total after-tax contributions made to the Plan (less previous distributions of after-tax contributions) to the total value of the participant's after-tax contributions account in the Plan. For this purpose, the amount distributed to a participant does not include net unrealized appreciation in WCG's Common Stock attributable to the participant's after-tax contributions to the extent the amount distributed includes such securities. The tax basis of such securities is to be determined in accordance with regulations prescribed by the Secretary of the Treasury. Any federal income tax on the net unrealized appreciation in WCG's Common Stock attributable to a participant's after-tax contributions will be deferred until a later sale or exchange of the securities.

         In general, a "lump sum distribution" is a distribution to a participant of the participant's entire interest in the Plan if the distribution to such participant is made during one calendar year because of such participant's separation from service. In some cases, the entire interest of a participant must include amounts credited to the account of such participant in other defined contribution plans maintained by the Company.

         In the case of a participant who was born before January 1, 1936, special rules are available for application in determining the federal income tax on a lump sum distribution. A participant who was born before such date should consult a personal tax advisor concerning the federal income tax applicable to a distribution from the Plan.

         The "total taxable amount" is the portion of a lump sum distribution that exceeds the sum of: (i) after-tax contributions not previously distributed, and (ii) "net unrealized appreciation" in WCG's Common Stock included in the lump sum distribution. ("Net unrealized appreciation" can be excluded for federal income tax purposes under this rule, even if a participant does not have five years of Plan participation, if WCG's Common Stock is received in a distribution, which would otherwise be a lump sum distribution without regard to the five-year participation requirement.) "Net unrealized appreciation" is the difference in the fair market value of WCG's Common Stock on the date distributed over the tax basis of the securities on that date. The tax basis of such securities is to be determined in accordance with regulations prescribed by the Secretary of the Treasury. Federal income tax on the net unrealized appreciation is deferred until a later sale or exchange of the securities. However, the Secretary of the Treasury is to provide regulations permitting a participant to elect before receiving a lump sum distribution to have such net unrealized appreciation included in the total taxable amount.

         b. Rollover. The Code permits a participant to defer taxation of any portion of the taxable amount of a lump sum distribution by electing a direct rollover of that portion into an Individual Retirement Arrangement ("IRA") or, in certain cases, into any qualified employee retirement plan that accepts direct rollover contributions.

         In addition, a participant who actually receives a distribution may make a rollover to an IRA or a qualified plan by transferring the amount being rolled over to the other plan or IRA not later than 60 days after receipt of the amount and notifying the trustee or issuer of the other plan


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
or IRA that the transfer is a rollover contribution. However, if a participant elects to receive a distribution, only 80 percent of the distribution will be paid to such participant, in most cases, due to federal income tax withholding. To avoid income tax on the entire distribution, a participant will need to use other funds so that all of the distribution is rolled over within 60 days of receipt.

         If the participant's beneficiary is the participant's spouse, the spouse may be eligible to roll over all or any portion of the taxable amount of a distribution received on account of the death of the participant, subject to essentially the same rules that would have been applicable to the participant, as described above.

         Federal income taxation on the amount rolled over is deferred until a distribution is made from the plan or IRA to which the amount is rolled over. Not all distributions are eligible to be rolled over. There are specific and technical qualifications and requirements set forth in Section 402 of the Code that must be satisfied in order for a Plan distribution to be eligible to be rolled over.

         c. Ten Percent Penalty Tax. A participant who receives a distribution from the Plan prior to age 59 1/2 generally must pay an additional tax (presently 10 percent) on the taxable portion of such distribution. The Code contains several special rules which exclude from this 10 percent tax certain distributions made because of death, disability, separation from service on account of early retirement after age 55, deductible medical expenses and other specified reasons.

         d. Withholding. The taxable amount of any distribution from the Plan to a participant or a beneficiary is subject to federal income tax withholding. In most cases, federal law requires 20 percent of the distribution to be withheld and some states also require withholding. In addition, the 20 percent withholding could be insufficient, thereby requiring the timely payment of estimated taxes or the payment of tax penalties and interest.

         e. IRA Contributions. Eligibility for or participation in a tax-qualified retirement or savings plan, such as the Plan, may reduce or eliminate the ability of a participant or a participant's spouse to make tax-deductible contributions to an IRA. To the extent that a participant's ability to make tax-deductible IRA contributions is reduced, the participant may make nondeductible IRA contributions.

         The foregoing provides only a general description of the application of federal income tax laws applicable to participation in the Plan. The foregoing description does not address the effects of foreign, state and local tax laws.

         BECAUSE OF THE COMPLEXITIES INVOLVED IN THE APPLICATION OF THE TAX LAWS TO PARTICIPATION IN THE PLAN, EACH PARTICIPANT IS STRONGLY URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO SUCH PARTICIPANT'S OWN SITUATION.


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